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                                  EXHIBIT 99.1


March 27, 2002



Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

     Re:  Exhibit 99 to Annual Report on Form 10-K:
          Representations Received From Arthur Andersen LLP


Ladies and Gentlemen:

3-Dimensional Pharmaceuticals, Inc. ("3-DP") has received a representation letter from Arthur Andersen LLP ("Andersen"), 3-DP's independent public accountants, in connection with the issuance of Andersen's audit report included in 3-DP's Annual Report on this Form 10-K. In its letter, Andersen has represented to 3-DP that its audit of the consolidated financial statements of 3-DP referenced in its audit report was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to Andersen's audit.


Very truly yours,



Scott M. Horvitz
Vice President, Finance and Administration
(Principal Accounting Officer)


SMH/dac